EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Symantec Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 26, 2004, except as to Notes 17 and 19, which are as of June 10, 2004, and the financial statement schedule listed in the Index at Item 15(A) which is as of March 23, 2005, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2004, and the related financial statement schedule, which report appears in the March 31, 2004 annual report on Form 10-K/A of Symantec Corporation , incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4 (SEC File No. 333-122724) which is incorporated by reference herein.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

We also consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated June 15, 2005, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 and the effectiveness of internal control over financial reporting as of March 31, 2005, which reports appear in the March 31, 2005 annual report on Form 10-K of Symantec Corporation.

/s/ KPMG LLP

Mountain View, California
June 30, 2005